Exhibit 99.1

Alector Reports First Quarter 2022 Financial Results and Provides Business Update

Data from INFRONT-2 Phase 2 clinical trial showed that FTD-C9orf72 patients treated with AL001 (latozinemab) demonstrated a trend towards an annual delay in disease progression of approximately 54 percent relative to the ALLFTD matched control cohort

INFRONT-2 FTD-C9orf72 cohort represents first clinical dataset from an indication in which treatment with latozinemab resulted in a two- to three-fold increase in progranulin above physiological levels

Strengthening executive leadership team by adding Gary Romano, M.D., Ph.D., as incoming Chief Medical Officer, and Marc Grasso, M.D., as Chief Financial Officer

$868.6 million in cash, cash equivalents, and marketable securities provide runway into mid-2024

South San Francisco, California, May 5, 2022 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today reported first quarter 2022 financial results and recent portfolio and business updates. As of March 31, 2022, Alector’s cash, cash equivalents, and marketable securities totaled $868.6 million.

“We made significant progress in the first quarter, highlighted by the presentation of 12-month data from our INFRONT-2 Phase 2 clinical trial of latozinemab in patients with symptomatic FTD-C9orf72, in which treatment with latozinemab demonstrated target engagement and resulted in increases in progranulin levels above physiological levels in all patients,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “Data from the FTD-C9orf72 cohort builds upon the results observed in our studies to date in patients with symptomatic FTD-GRN. The totality of the data supports our approach of elevating progranulin levels to address a range of neurodegenerative diseases including FTD, ALS, Parkinson’s disease and Alzheimer’s disease. We look forward to evaluating latozinemab and AL101 in multiple indications as part of our progranulin franchise in partnership with GlaxoSmithKline.”

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development at Alector, added, “In parallel to advancing and expanding our progranulin franchise, we continue to make progress in our Alzheimer’s and oncology programs. Our INVOKE-2 Phase 2 clinical trial evaluating AL002 in slowing disease progression in individuals with early Alzheimer’s disease is ongoing, and we also expect to initiate a Phase 1 trial for AL044, which targets MS4A, a major risk locus for Alzheimer’s disease, in the second half of 2022. Additionally, we presented exciting preclinical data from our AL009 immuno-oncology program at the 2022 AACR Annual Meeting, with a Phase 1 trial slated to begin within the next year. This clinical momentum, coupled with the addition of veteran neurodegeneration expert, Gary Romano, as Chief Medical Officer, puts Alector in a strong position to execute our goal of halting the destruction caused by neurodegenerative diseases.”

Recent Clinical Updates

Progranulin Franchise Portfolio

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Twelve-month data from the INFRONT-2 Phase 2 clinical trial of latozinemab in frontotemporal dementia patients (FTD) with a C9orf72 genetic mutation (FTD-C9orf72) were presented at the

Alector Reports First Quarter 2022 Financial Results

AD/PD™ 2022 International Conference on Alzheimer’s and Parkinson’s Diseases and related neurological disorders. Latozinemab treatment was well tolerated and resulted in a two- to three-fold increase in progranulin above physiological levels in cerebrospinal fluid (CSF) and plasma respectively, and a decrease in the neurodegeneration biomarker GFAP. When compared to a matched control cohort from the ALLFTD consortium, treatment with latozinemab in FTD-C9orf72 patients resulted in a trend towards an annual delay of disease progression of approximately 54 percent as measured by the CDR® plus NACC FTLD-SB scale. These data support the company’s efforts to expand the progranulin franchise into additional neurodegenerative disease indications.
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Enrollment is ongoing in INFRONT-3, a randomized, placebo-controlled, pivotal Phase 3 trial evaluating the efficacy and safety of latozinemab in at-risk and symptomatic patients with FTD due to a progranulin gene mutation (FTD-GRN). Participants in the trial will be given the option to continue receiving treatment in an open-label extension study.
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In partnership with GSK, the company made a strategic, non-safety related decision to close enrollment in the Phase 2a biomarker trial of latozinemab in people with amyotrophic lateral sclerosis (ALS) who carry a C9orf72 mutation. In light of the evolving ALS landscape, the company is currently evaluating plans for a potential Phase 2b study for patients with all forms of ALS, including the C9orf72 mutation.
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Alector completed enrollment in the ongoing Phase 1 clinical trial to test multiple doses of AL101 administered intravenously and subcutaneously. AL101, the second drug candidate in the company’s progranulin franchise, is designed to elevate progranulin levels, similar to AL001, with the potential for easier administration and/or less frequent dosing for the treatment of more prevalent neurodegenerative diseases, including Alzheimer’s disease and Parkinson’s disease. The company expects to report data from the Phase 1 trial in the second half of 2022.

Alzheimer’s Disease Portfolio

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The INVOKE-2 Phase 2 clinical trial evaluating the efficacy and safety of AL002 in slowing disease progression in individuals with early Alzheimer’s disease is ongoing. AL002 targets Triggering Receptor Expressed on Myeloid cells 2 (TREM2) to increase TREM2 signaling and the functionality of the microglia brain specific immune cells. It is being developed in collaboration with AbbVie.
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AL003 is being developed to treat patients with Alzheimer’s disease in collaboration with AbbVie. AL003 focuses on modulating checkpoint receptors on the brain’s immune cells, targeting sialic acid binding Ig-like lectin 3 (SIGLEC 3, also called CD33). In 2021, we presented data from the Phase 1 trial of AL003 in healthy volunteers and Alzheimer’s disease patients. Alector is currently reviewing potential next steps for the AL003 program together with AbbVie.
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Alector expects to initiate a Phase 1 clinical trial for AL044 in the second half of 2022. AL044 targets MS4A, a major risk locus for Alzheimer’s disease. MS4A gene family members encode a transmembrane protein that is expressed selectively in myeloid cells in the brain and is associated with control of microglia functionality and potentially with microglia viability.

Immuno-oncology Portfolio

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At the 2022 American Association for Cancer Research (AACR) Annual Meeting, Alector presented preclinical data from its first-in-class AL009 innate immuno-oncology program. AL009

Alector Reports First Quarter 2022 Financial Results

is a dual function biologic that inhibits multiple Siglec receptors on myeloid cells and simultaneously activates a stimulating receptor on the same cells. The findings demonstrated that AL009 led to repolarization of myeloid cells and activation of innate and adaptive immunity against tumors. Pharmacologically relevant doses of AL009 appeared well-tolerated in initial non-human primate studies. IND enabling studies are ongoing, and a Phase 1 clinical study of AL009 in patients with advanced solid tumors is expected to begin within the next year.

Recent Corporate News

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Gary Romano, M.D., Ph.D., will join Alector’s executive leadership team as Chief Medical Officer (CMO) on May 23, 2022, and Marc Grasso, M.D., joined as Chief Financial Officer (CFO).
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Dr. Romano is a board-certified neurologist, neurodegeneration expert and recognized clinical leader in the industry with a demonstrated track record in progressing the development of therapeutics for multiple neuroscience indications. As CMO, Dr. Romano will lead the company’s global clinical development strategy, including oversight of the clinical development, clinical operations, biometrics and digital science and medical affairs functions.
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Dr. Grasso brings extensive biotechnology industry leadership experience, including a successful track record in finance and corporate development. As CFO, Dr. Grasso leads all aspects of the company’s financial operations and plays a critical role in supporting corporate strategy.

First Quarter 2022 Financial Results

Revenue. Collaboration revenue for the quarter ended March 31, 2022, was $24.5 million, compared to $4.1 million for the same period in 2021. This increase was primarily due to revenue recognized from the GSK Agreement.

R&D Expenses. Total research and development expenses for the quarter ended March 31, 2022, were $53.0 million, compared to $45.7 million for the quarter ended March 31, 2021. The increase in R&D expenses was mainly driven by increased personnel-related expenses, as well as increased spending to support advancement of several clinical and preclinical programs.

G&A Expenses. Total general and administrative expenses for the quarter ended March 31, 2022, were $15.6 million, compared to $11.0 million for the same period in 2021 was primarily due to an increase in personnel-related expenses and increase in legal expenses from the arbitration award in 2021 that reduced expenses.

Net Loss. For the quarter ended March 31, 2022, Alector reported a net loss of $44.6 million, or $0.54 per share, compared to a net loss of $52.2 million, or $0.66 per share, for the same period in 2021.

Cash Position. Cash, cash equivalents, and marketable securities were $868.6 million as of March 31, 2022. Management expects that this will be sufficient to fund current operations into mid-2024.

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders.

Alector Reports First Quarter 2022 Financial Results

Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Alector’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, planned preclinical studies, clinical trials, expected milestones, expectations of our collaborations, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Report on Form 10-K, as filed on February 24, 2022, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Alector Reports First Quarter 2022 Financial Results

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2022	2021

Cash, cash equivalents, and marketable securities	$868,571	$735,251
Total assets	954,457	814,658
Total current liabilities (excluding deferred revenue)	47,267	48,752
Deferred revenue (including current portion)	600,744	425,218
Total liabilities	686,920	513,934
Total stockholders’ equity	267,537	300,724

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Collaboration revenue	$24,474	$4,110
Operating expenses:
Research and development	53,043	45,733
General and administrative	15,554	11,012
Total operating expenses	68,597	56,745
Loss from operations	(44,123)	(52,635)
Other income, net	264	464
Loss before income taxes	(43,859)	(52,171)
Income tax expense	758	—
Net loss	$(44,617)	$(52,171)
Net loss per share, basic and diluted	$(0.54)	$(0.66)
Shares used in computing net loss per share basic and diluted	82,102,191	79,386,836

Contacts:

1AB (media)
Dan Budwick
973-271-6085
dan@1abmedia.com

Argot Partners (investors)
Eric Kasper/Carrie McKim
Argot Partners
212.600.1902
alector@argotpartners.com